Exhibit 99.1

National Bank Holdings Corporation Announces
New $50 Million Stock Repurchase Program

GREENWOOD VILLAGE, Colo., - July 17, 2014 - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors authorized a new program to repurchase up to $50.0 million of the Company’s common stock from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. To date, the Company has repurchased $49.4 million of its previously authorized $50.0 million stock repurchase program announced in January 2014, or 2,532,396 shares, at a weighted average price of $19.49 per share. The new program will go into effect once the existing program is completed.

Since late 2012, the Company has repurchased 10.0 million shares, or 19.0% of its outstanding shares, at a weighted average price of $19.70 per share. As of July 16, 2014, the Company had outstanding 42,415,886 shares of its common stock, including 39,388,112 shares of Class A voting common stock and 3,027,774 shares of Class B non-voting common stock.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward Looking Statements

This Press Release contains forward-looking statements. Any statements about NBHC’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. NBHC’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including the factors that are more fully described in NBHC’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and NBHC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contacts:

Analysts/Institutional Investors: Brian Lilly, CFO, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com